EXHIBIT 8
                                                                        [DRAFT]


_______________, 199_


Board of Directors                           Board of Directors
Old National Bancorp                         Southern Bancshares, Ltd.
420 Main Street                              509 South University Avenue
Evansville, Indiana  47708                   Carbondale, Illinois 62902

         RE: Merger of Southern Bancshares, Ltd. into Old National Bancorp and the Exchange of Common Stock of Southern Bancshares, Ltd. for Common Stock of Old National Bancorp

Ladies and Gentlemen:

         The respective Boards of Directors of Old National Bancorp ("ONB") and Southern Bancshares, Ltd. ("Southern") have requested our opinion as to certain federal income tax consequences of a reorganization involving ONB and Southern.

         In summary, the proposed transaction involves the merger of Southern with and into ONB ("Merger"), with ONB as the surviving entity. The surviving entity shall be known as Old National Bancorp. In consideration of the Merger, non-dissenting Southern shareholders will receive ONB common stock in exchange for their shares of Southern common stock. Upon and after consummation of the Merger, Southern's wholly-owned subsidiary, First National Bank and Trust Company ("Bank"), will be a wholly-owned subsidiary of ONB.

                                     FACTS
                                     -----

         In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

         A.    OLD NATIONAL BANCORP
               --------------------

         ONB has its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 1998, ONB had 50,000,000 shares of voting, no par value common stock authorized, of which approximately __________ shares were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. No shareholder of ONB holds five percent (5%) or more of ONB's outstanding common stock.


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Internal Revenue Service
Associate Chief Counsel (Domestic)
Attention: CC:DOM:CORP:T
Page 2

         ONB also has 2,000,000 shares of Series A, no par value, preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights. Each Right entitles the holder thereof, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2000. A Right is transferred automatically with a transfer of each underlying share of ONB common stock, and future issuances of ONB common stock will also include such Rights.

         ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting of twenty-one (21) operating banks, one insurance company, one realty company, three (3) national trust companies, and one data processing company ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

         B.    SOUTHERN BANCSHARES, LTD.
               -------------------------

         Southern has its principal office at 509 South University Avenue, Carbondale, Illinois 62902. Southern is a corporation duly incorporated and existing under the laws of the State of Illinois and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 1998, Southern had 3,000,000 shares of voting, $2 par value common stock authorized, of which 600,000 shares were outstanding and 589,307 were issued, which number of issued shares is subject to increase to a total of 632,088 shares pursuant to the exercise of option granted under the Southern Bancshares, Ltd. 1997 Stock Option Plan to purchase an aggregate of 42,871 shares. As of September 30, 1998, there were approximately 235 shareholders of Southern. The common stock of Southern is not actively traded and there has never been an established public trading market for the stock. Duane D. Baumon and Simonds Limited Partnership each beneficially own more than five percent (5%) or more of Southern's outstanding common stock.

         Southern maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Southern is the parent corporation for the Bank, its only subsidiary.


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Internal Revenue Service
Associate Chief Counsel (Domestic)
Attention: CC:DOM:CORP:T
Page 3

                               BUSINESS PURPOSES
                               -----------------

         The shareholders of ONB and the shareholders of Southern desire to reorganize their stock interests to accomplish the following business objectives, among others:

         1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

         2. To provide the shareholders of Southern an interest in a more widely-held enterprise with potentially more marketable stock.

         3. To allow ONB and the Bank to compete more effectively with other banking organizations and to enable the Bank to provide new and broader services to its customers.

                              PROPOSED TRANSACTION
                              --------------------

         As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

         To accomplish the objectives specified above, ONB and Southern entered into an Agreement of Affiliation and Merger, dated May 27, 1998 ("Agreement"). Under the terms of the Agreement, Southern will merge with and into ONB, and the Bank will become a wholly-owned subsidiary of ONB. At the effective time of the Merger, each issued and outstanding share of Southern common stock will be converted into the right to receive 2.75 shares of ONB common stock, subject to adjustment, if any, as provided for in the Agreement.

         No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of Southern entitled to a fractional share interest of ONB common stock will receive cash in lieu thereof in an amount equal to the fraction of the average of the per share closing prices of ONB common stock as reported on the NASDAQ National Market System for the first five (5) business days on which shares of ONB common stock are traded within the ten (10) calendar days immediately preceding the effective time of the Merger. The payment of cash in lieu of fractional share interests of ONB common stock is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of its common stock and does not represent separately bargained-for consideration.


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Internal Revenue Service
Associate Chief Counsel (Domestic)
Attention: CC:DOM:CORP:T
Page 4

         No cash or other property, except for ONB common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of Southern, other than to dissenting shareholders, if any, who have the right to receive cash for the value of their shares of Southern common stock upon the proper and timely exercise of their dissenters' rights as provided by applicable law. Dissenting shareholders of Southern who have properly perfected their dissenters' rights have the right to receive cash for the value of their shares of Southern common stock in an amount to be determined under the laws of the State of Illinois.

         The Agreement will be submitted to the shareholders of Southern for their approval at a special meeting called and held in accordance with applicable law and with Southern's Articles of Incorporation and By-Laws. The holders of two-thirds (2/3) of the outstanding shares of Southern common stock and a majority of the Board of Directors of Southern must approve the Merger. Approval of the Merger by the shareholders of ONB is not required or contemplated.

         The Merger requires the prior approval of the Board of Governors of the Federal Reserve System, which has approved the Merger.

         The shares of ONB common stock will, when issued to non-dissenting shareholders of Southern in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                                  ASSUMPTIONS
                                  -----------

         In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

         1. The fair market value of the ONB common stock and other consideration received by each Southern shareholder will be approximately equal to the fair market value of the Southern common stock surrendered in the exchange.

         2. There is no plan or intention by the shareholders of Southern who own one percent (1%) or more of the outstanding shares of Southern common stock and, to the best knowledge of Southern management, there is no plan or intention on the part of the remaining shareholders of Southern, to sell, exchange or otherwise dispose of a number of shares of ONB common stock received in the transaction that would reduce the Southern shareholders' ownership of ONB common stock to be received in the Merger to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding common stock of Southern. For purposes of this assumption, shares of Southern common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of ONB common stock will be treated as


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Internal Revenue Service
Associate Chief Counsel (Domestic)
Attention: CC:DOM:CORP:T
Page 5

outstanding Southern common stock at the effective time of the Merger. Moreover, shares of Southern common stock and shares of ONB common stock held by Southern shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

         3. ONB has no plan or intention to reacquire any of its common stock issued in the Merger. ONB may, however, acquire ONB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

         4. ONB has no plan or intention to sell or otherwise dispose of any of the assets of Southern acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         5. The liabilities of Southern assumed by ONB and the liabilities to which the transferred assets of Southern are subject were incurred by Southern in the ordinary course of its business.

         6. Following the Merger, ONB will continue the historic business of Southern or use a significant portion of Southern's historic business assets in a business.

         7. ONB, Southern, and the shareholders of Southern will pay their respective expenses, if any, incurred in connection with the Merger.

         8. There is no intercorporate indebtedness existing between ONB and Southern that was issued, acquired or will be settled at a discount.

         9.    No parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

         10. Southern is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         11. The fair market value of the assets of Southern transferred to ONB will equal or exceed the sum of the liabilities assumed by ONB plus the amount of liabilities, if any, to which the transferred assets are subject.

         12. The payment of cash in lieu of fractional shares of ONB common stock resulting from the exchange ratio is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of ONB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the


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Internal Revenue Service
Associate Chief Counsel (Domestic)
Attention: CC:DOM:CORP:T
Page 6

Southern shareholders instead of issuing fractional shares of ONB common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Southern shareholders in exchange for their shares of Southern common stock. The fractional share interests of each Southern shareholder will be aggregated, and no Southern shareholder will receive cash in an amount equal to or greater than the value of one full share of ONB common stock.

         13. None of the compensation received by any shareholder-employee of Southern will be separate consideration for, or allocable to, any of their shares of Southern common stock; none of the shares of ONB common stock received by any shareholder-employee of Southern will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Southern will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         14. The shareholders of Southern (immediately before the Merger) receiving shares of ONB common stock in the Merger will not own (immediately after the Merger) more than fifty percent (50%) of the fair market value of ONB common stock.

                                    OPINION
                                    -------

         Based solely upon the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of the consummation of the Merger, it is our opinion with respect to the Merger that:

         1. Provided that the merger of Southern with and into ONB qualifies as a statutory merger under applicable law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. Southern will recognize no gain or loss upon the transfer of all of its assets to ONB in exchange for ONB common stock issued to Southern shareholders, cash paid to dissenting Southern shareholders, if any, or to Southern shareholders in lieu of fractional shares of ONB common stock, and the assumption by ONB of all of Southern's liabilities.

         3. No gain or loss will be recognized by ONB on the receipt of the assets of Southern in exchange for common stock of ONB.

         4. The shareholders of Southern will recognize no gain or loss upon the exchange of their shares of Southern common stock solely for shares of ONB common stock.


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Internal Revenue Service
Associate Chief Counsel (Domestic)
Attention: CC:DOM:CORP:T
Page 7

         The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinion expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

         This opinion is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ONB or shareholder of Southern. Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                       Very truly yours,





                                       KRIEG DeVAULT ALEXANDER & CAPEHART, LLP